Exhibit 99.2

THE CROSSLEY GROUP

Craig Crossley

Craig Crossley is an entrepreneurial business mind that has used his experience in and around the digital platforms, marketing, branding, and entertainment industries to cultivate a niche expertise in Business Development. Over the years The Crossley Group has played a role in brand management and business development by consulting, developing and operating digital media, commerce and marketing solutions for high level entertainers, multi-media, technology, and retail companies.

His marketing and business development work includes clients and partners such as Funimation Entertainment, Sears Holdings Corporation, Kmart, Cisco, Konami Digital Entertainment, Will Smith Enterprises, Aftermath Entertainment, Universal Music Group, GoGo Mobile, Mixcast TV, and others… In the entertainment vertical he brought this same innovation and understanding to the table when he formed the digital music infrastructure for Navio Systems, where he developed the initial direct to consumer rights based (Cloud) digital strategy implemented across Sony Music’s label system. In the retail vertical he designed, implemented, and operated an integrated in-venue video marketing network and coupon delivery system (including its content programming and advertising sales) for Sears Holdings Corporation by bringing together a private equity firm, an equipment manufacturer, a marketing company, and a production company.

He started his entertainment career by the side of Will Smith as part of his management team and later evolved into various capacities with the Will Smith/Overbrook Entertainment family of companies. Before partnering with his college friend, Harry Smith and Smith Global Management to spin off his own company, he managed a roster of talent and served in a versatile business development position to direct the Smith Family’s entrepreneurial activity and the integration of new media opportunities and corporate sponsorship with talent management. Here he started and operated a portfolio of companies in marketing, entertainment, technology, and hospitality.

Preceding his involvement with the Smiths, Mr. Crossley spent four years in SBC’s (now AT&T) Leadership Development Program. During this time, he served as Area Manager over High Capacity and Digital Circuit Provisioning for Northern California. Here he was responsible for 12 direct reports with over 300 employees in 2 operations centers in San Ramon and Sacramento.

Prior to this position he was in Dallas, Texas where he started in Network Operations and helped lead the company’s competitive local exchange efforts and other initiatives derived from the Telecommunications Act of 1996.

Craig is also a former playing and teaching golf professional out of the Gateway Section of the PGA. In his last position he was General Manager in charge of Golf Operations for Grand Marais Golf Course.

Craig received his degree in Finance from Hampton University in Hampton, VA.